EXHIBIT 5.1

Seaport West
155 Seaport Boulevard
Boston, MA 02210-2600
617 832 1000 main
617 832 7000 fax

August 25, 2016

Cellectar Biosciences, Inc.

3301 Agriculture Drive

Madison, WI 53716

Re:	S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Cellectar Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by the selling stockholders identified therein (the “Selling Stockholders”) of up to 300,006 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (“Common Stock”), issuable upon exercise of outstanding warrants to purchase Common Stock issued on April 20, 2016 (the “Warrants”).

In rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) the certificates or other documents representing the Shares will be duly executed and delivered. We have further assumed that the Company will have sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of each issuance of the Shares upon exercise of the Warrants.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

We have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinion set forth herein.

Cellectar Biosciences, Inc.

August 25, 2016

Based upon such examination and subject to the further provisions hereof, we are of the opinion that the Shares, if and when issued, paid for and delivered in compliance with the terms of the Warrants and in compliance with the terms of the Company’s Certificate of Incorporation as in effect from time to time, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is given to you solely for use in connection with the offer and sale by the Selling Stockholders of the Shares pursuant to the Registration Statement. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

FOLEY HOAG llp

By:	/s/ Paul Bork
A Partner